Exhibit 10.4

AMENDMENT NO. 1

TO MANAGEMENT AGREEMENT

Amendment No. 1 to Management Agreement, dated as of March 3, 2010 (the “Amendment”), by and among PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PNMAC Capital Management, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the Trust, the Operating Partnership and the Manager are parties to that certain Management Agreement, dated as of August 4, 2009 (the “Existing Management Agreement” and, as amended by the Amendment, the “Management Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Management Agreement.

WHEREAS, the Trust, the Operating Partnership and the Manager have agreed, subject to the terms and conditions of this Amendment, that the Existing Management Agreement be amended to incorporate certain agreed upon revisions that reflect the original intent of the Existing Management Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Trust, the Operating Partnership and the Manager hereby agree that the Existing Management Agreement is hereby amended as follows:

SECTION 1.                                Definitions. Section 2 of the Existing Management Agreement is hereby amended by deleting the definition of “Incentive Fee” in its entirety and replacing it with the following:

“Incentive Fee” means an incentive management fee calculated and payable (in cash) each fiscal quarter in arrears in an amount equal to 20% per annum of the dollar amount by which the Trust’s Core Earnings, for the Rolling Four Quarters Period, plus the amount of the Incentive Fee, if any, during any of the fiscal quarters in such Rolling Four Quarters Period and less the amount of any Core Earnings Offset, exceeds the product of:

(1)                                  the weighted average of the issue price per Common Share of all of the Trust’s public offerings of Common Shares (including the Initial Public Offering) multiplied by the weighted average number of Common Shares outstanding (including, for the avoidance of doubt, restricted share units granted under one or more of the Trust’s equity incentive plans) in the four-quarter period; and

(2)                                  8.0%.

For purposes of calculating the Incentive Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

SECTION 2.                                Definitions. Section 2 of the Existing Management Agreement is hereby amended by deleting the definition of “Shareholders’ Equity” in its entirety and replacing it with the following:

“Shareholders’ Equity” means:

(A) the sum of the net proceeds from any issuances of the Trust’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance); plus

(B) the Trust’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less

(C) any amount that the Trust pays for repurchases of its Common Shares (allocated on a pro rata daily basis for such repurchases during the fiscal quarter of any such repurchase); excluding

(D) any unrealized gains, losses or other non-cash items that have impacted the Trust’s shareholders’ equity as reported in the Trust’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income; and excluding

(E) one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Trustees and after approval by a majority of the Independent Trustees.

The Conditional Payments shall be taken into account in the calculation of Shareholders’ Equity only from and after the payment thereof, if any.

For purposes of calculating the Base Management Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

SECTION 3.                                Conditions Precedent.  This Amendment shall become effective on as of the date first set forth above (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:

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3.1                                 Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)                                  this Amendment, executed and delivered by duly authorized officers of the Trust, the Operating Partnership and the Manager; and

(b)                                 such other documents as such party or counsel to such party may reasonably request.

SECTION 4.                                Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing Management Agreement on its part to be observed or performed.

SECTION 5.                                Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Management Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 6.                                GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 7.                                Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 8.                                Conflicts.  The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Management Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Trust:	PENNYMAC MORTGAGE INVESTMENT TRUST

By:
		Name:	Anne D. McCallion
		Title:	Chief Financial Officer

The Operating Partnership:	PENNYMAC OPERATING PARTNERSHIP, L.P

	By:	PennyMac GP OP, Inc.,
its General Partner

By:
		Name:	Anne D. McCallion
		Title:	Chief Financial Officer
and Treasurer

The Manager:	PNMAC CAPITAL MANAGEMENT, LLC

By:
		Name:	Anne D. McCallion
		Title:	Chief Financial Officer
and Treasurer